Exhibit 10.13
Infobionics Incorporated
Restricted Stock Plan

On February 27, 2008, the Board of Directors of Infobionics Incorporated approved a Restricted Stock Plan (the "Plan") and a form of Restricted Stock Agreement.[1] The purpose of the Plan is to provide equity incentives to officers and other executives of the Company.

Pursuant to the Plan, certain officers and other Company executives (the "Executive") may be granted (without any payment by the Executives) shares of Company common stock (the "Restricted Stock"), in amounts to be determined annually by the Company's Board of Directors. Although no Restricted Stock has been issued by the Company, for fiscal year 2008, the Board has approved the issuance of up to 1,000,000 shares of common stock under the Plan. Since this is the first year of the Plan and many Executives have worked for the Company for a long period of time for no consideration or consideration considerably below market rate, it is expected that the number of shares of common stock approved for issuance in 2008 under the Plan will take into account the efforts of these Executives in prior years.

An Executive is prohibited from selling, assigning, transferring or otherwise disposing of, or pledging or hypothecating any shares of Restricted Stock for a three (3) year period commencing on the date of the applicable Restricted Stock Agreement (the "Restriction Period"). The stock certificates representing the Restricted Stock shall be held by the Company during the Restriction Period. If an Executive's employment with the Company is terminated by the Company for cause, or by the Executive with or without cause, during the Restriction Period, then the Executive shall have no right, title or interest in the Restricted Stock and the Company shall cancel the applicable stock certificate(s). In addition, should there be a change in control of the Company[2] the shares of Restricted Stock will automatically be fully vested.

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1 See Exhibit 10.14 for a copy of the form of Restricted Stock Agreement.

2 Change of control is defined to mean any transaction or series of related transactions which result in the Company's shareholders immediately prior to the transaction not holding at least a majority of the voting power of the surviving or continuing entity, or a sale of all or substantially all of the assets of the Company (unless the Company's shareholders, immediately prior to such sale, will hold at least a majority of the voting power of the purchasing entity after the sale.